Exhibit 99

FOR IMMEDIATE RELEASE MEDIA CONTACT: Jason Peterson Corporate Communications Director Jason.Peterson@tennantco.com 763-513-1849

INVESTOR CONTACT:

Lorenzo Bassi

Vice President, Finance and Investor Relations

mailto:investors@tennantco.com

763-540-1242

Tennant Company Announces Retirement of
Fay West, Senior Vice President, Chief Financial Officer

MINNEAPOLIS, July 30, 2026—Tennant Company (NYSE: TNC) today announced that Fay West, Senior Vice President, Chief Financial Officer of Tennant Company (the “Company”), gave notice of her intention to retire after her successor has been hired and an appropriate transition period has occurred, with her retirement expected to occur in the second quarter of 2027, but no earlier than April 2, 2027. The Company is commencing a search for a successor Chief Financial Officer.

“Fay has been a trusted partner and an important leader throughout a period of significant transformation and growth for our company,” said Dave Huml, Tennant Company President and CEO. “Her steady leadership, financial discipline, and commitment to continuous improvement have helped strengthen our business, navigate complex challenges, and position us for the future.

Ms. West joined the Company in 2021. In the five years she has held her current role, her significant contributions include serving as a principal architect of the Company's enterprise growth strategy; providing executive oversight and guidance across our global Finance function; developing and deploying a robust planning and capital allocation framework; standing up our M&A strategy and function; and injecting fresh energy and focus into investor engagement activities.

“On behalf of Tennant, I want to thank Fay for her many contributions to the success of Tennant,” said Huml. We’re grateful for the impact she has made over the years and appreciate her commitment to ensuring a smooth transition as we begin the search for her successor.”

Huml noted that the company is working to name a replacement by the first quarter of 2027 with a goal of ensuring a transition period before Ms. West’s departure.

About Tennant Company

Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.20 billion in 2025 and has approximately 4,500 employees. Tennant has manufacturing operations throughout the world and sells products directly in more than 25 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com  and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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